Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, February 21, 2006

Media General Announces Nomination of Rodney A. Smolla to Board of Directors and Resignation of C. Boyden Gray, New Ambassador to the European Union

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today announced that C. Boyden Gray, as a result of his appointment as Ambassador to the European Union, has resigned as a member of the company’s Board of Directors. Concurrently, the company announced that Rodney A. Smolla, Dean of the University of Richmond T.C. Williams School of Law, has been nominated to stand for election to the Board at the Annual Meeting of Shareholders on April 27, 2006.

“We look forward to Rod Smolla’s joining the Board in April,” said J. Stewart Bryan III, chairman of the board of Media General. “The Board will benefit from his very full experience in the field of First Amendment law as well as his experience as a media contributor and commentator. Additionally, he resides in Richmond, home of our corporate headquarters and second largest market, and is active in its civic and community affairs.

“On behalf of the Board, I congratulate Boyden on his appointment by President Bush as our country’s Ambassador to the European Union in Brussels and wish him great success. We appreciate, and shall miss, his counsel, guidance and many contributions to our deliberations,” said Bryan.

Mr. Smolla, 52, has been the law school dean at the University of Richmond since 2003. He also has been the George E. Allen Professor of Law since 1998. He was previously the Arthur B. Hanson Professor of Law at the College of William and Mary, Marshall-Wythe School of Law. He received a bachelor of arts degree from Yale University in 1975 and a Juris Doctor degree from the Duke University Law School in 1978. After practicing law in Chicago at Mayer, Brown, and Platt, he entered academic life, and taught at the DePaul University College of Law, the University of Illinois College of Law, and the University of Arkansas School of Law, before joining William and Mary in 1988. He is a member of the Virginia State Bar and the Illinois State Bar and has been active in the American Association of Law Schools and in the American Bar Association.

Mr. Gray, 63, served as a director since 2003, and is a former partner in the law firm of Wilmer Cutler Pickering LLC and was counsel to President George H.W. Bush from 1989 to 1993.

Media General directors standing for re-election for one-year terms are. J. Stewart Bryan III, O. Reid Ashe, Jr., Diana F. Cantor, Charles A. Davis, Marshall N. Morton, Thompson L. Rankin, Walter E. Williams and Coleman Wortham III. The Annual Meeting will be held on April 27, 2006, at 11 a.m. at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Blvd., Mechanicsville, Va.

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About Media General

Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets include 26 network-affiliated television stations that reach 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

Investor Contact:	Media Contact:
Lou Anne J. Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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